Exhibit 99.1

 Evofem Biosciences Reports Third Quarter 2019
Financial Results and Provides Corporate Update

Company on Track for Amphora NDA Resubmission to the U.S. FDA
Phase 2b AMPREVENCE Trial Results Anticipated in Q4 2019
Management to Host Conference Call Thursday, November 7, 2019 at 11:00 a.m. EST

SAN DIEGO, November 6, 2019 - Evofem Biosciences, Inc. (NASDAQ: EVFM) a clinical-stage biopharmaceutical company, today reported financial results for the three- and nine- month periods ended September 30, 2019. Third quarter and recent highlights:

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Presented final results from the Phase 3 AMPOWER study evaluating the safety and efficacy of Amphora®, an investigational Multipurpose Vaginal pH Regulator (MVP-R™), at the 2019 American Society for Reproductive Medicine (ASRM) Scientific Congress. The study met its primary endpoint and demonstrated the safety and efficacy of Amphora in preventing pregnancy.

•
Presented new patient satisfaction data from the AMPOWER study during a poster session at ASRM. More than 85% of women in the AMPOWER trial reported being satisfied or very satisfied with Amphora, which is nearly double the percentage reporting satisfaction with their baseline contraceptive method.

•
Completed the treatment phase of the Phase 2b AMPREVENCE trial evaluating Amphora for the prevention of urogenital acquisition of Chlamydia trachomatis and Neisseria gonorrhea (primary and secondary endpoints, respectively) in women. Top-line data will be reported in November 2019.

“This is an exciting time at Evofem as we prepare for our evolution from a clinical-stage company into a commercial organization,” said Saundra Pelletier, Evofem’s Chief Executive Officer. “We remain focused on two critical fourth quarter milestones – the resubmission of the Amphora NDA for the prevention of pregnancy and top-line results from the AMPREVENCE trial evaluating Amphora for the prevention of chlamydia and gonorrhea. Simultaneously, the team is moving forward with pre-commercial activities to ensure we are prepared for the potential FDA approval and launch of Amphora as the first hormone-free, on-demand, female-controlled contraceptive drug product in the U.S., where millions of women eagerly await a new option."

Financial Results
For the quarter ended September 30, 2019, total operating expenses decreased 22% to $14.3 million, compared to $18.4 million for the quarter ended September 30, 2018.
Research and development costs decreased by $4.2 million, or 43%, to $5.7 million in the third quarter of 2019 versus $9.9 million in the prior year quarter, primarily driven by lower clinical trial expenses.
General and administrative costs were $8.6 million in both the third quarter of 2019 and 2018. There was a $1.1 million increase in pre-commercialization sales and marketing related expenses, a $0.7 million increase in payroll related expenses due to increased headcount, and a $0.5 million increase in recruiting and consulting services as compared to the prior year period. These aggregated increases were partially offset by a $2.4 million decrease in noncash stock-based compensation mainly associated with restricted stock awards granted in July 2018, the majority of which vested at grant, and stock-based awards granted in March 2018, the majority of which vested during the first year after grant.
Total other income was $0.5 million in the third quarter of 2019, and included a one-time noncash item, as well as higher interest income compared to the prior year period. Total other income in the comparative quarter was immaterial.
As a result, net loss attributable to common stockholders was $13.8 million, or $(0.30) per share, for the quarter ended September 30, 2019, compared with a net loss of $18.4 million, or $(0.71) per share, for the prior year quarter.
For the nine months ended September 30, 2019, total operating expenses decreased 36% to $39.9 million, compared to total operating expenses of $62.7 million for the nine months ended September 30, 2018.
Research and development costs decreased 44% to $18.8 million versus $33.6 million in the prior year period, largely attributable to a $17.3 million decrease in clinical trial costs during the nine months ended September 30, 2019, primarily related to completion of the clinical phase of AMPOWER in December 2018.
General and administrative costs decreased 27% to $21.1 million versus $29.0 million in the prior year period. A $7.3 million decrease in noncash stock-based compensation in the current period was mainly associated with the aforementioned stock-based awards granted in March and July 2018, while professional services and personnel costs were $3.7 million lower due to the absence of one-time costs associated with the Company's January 2018 merger. These were offset by increased pre-commercialization sales and marketing related expenses of $1.6 million during the current period, while payroll related expenses and consulting services increased by $1.3 million and $0.4 million in the current period, respectively.
Total other expense was $27.4 million in the nine months ended September 30, 2019 and was primarily attributable to noncash charges related to the closing of our private placement during the second quarter of 2019, and to recognize various changes in the fair value of warrants of $4.4 million in the first quarter of 2019. Total other expense in the prior year quarter was $48.1 million and included noncash losses on the issuance of warrants and for the change in fair value of the Series D 2X liquidation preference.
As a result, net loss attributable to common stockholders was $67.3 million, or $(1.83) per share, for the nine months ended September 30, 2019, compared with a net loss of $110.8 million, or $(5.38) per share, for the prior year period.
Liquidity and Subsequent Material Events
Unrestricted cash was $32.1 million at September 30, 2019, as compared to $50.7 million at June 30, 2019. Short-term investments were $3.7 million at September 30, 2019; there were no short-term investments at June 30, 2019.
Conference Call
As previously announced, the Evofem management team will host a conference call to discuss its financial results and business highlights as follows:

Date	November 7, 2019
Time	11:00 a.m. EST
Dial-in numbers	(866) 503-5561 (U.S. toll-free) or (253) 336-2965
Passcode	3857878
Webcast (live and archived)	www.evofem.com under "Investors" or click here

The live webcast and related slide presentation can be accessed on the Company’s Investor page at https://evofem.investorroom.com/events. Please connect to the Company’s website at least 15 minutes prior to the start of the call to download any software that may be required. If participating by phone, please dial in approximately 10 minutes prior to the start of the call.
A telephone replay will be available approximately two hours after the call through Tuesday, November 12, 2019 at (855) 859-2056 (U.S.) or (404) 537-3406 (International), access code 3857878. The webcast will be archived at https://evofem.investorroom.com/events.

About Evofem Biosciences
Evofem Biosciences, Inc. is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. Evofem Biosciences aims to advance the lives of women by developing novel solutions, such as woman-controlled contraception and potential protection from certain sexually transmitted infections. The Company is leveraging its proprietary Multipurpose Vaginal pH Regulator (MVP-R™) platform to develop Amphora® (L-lactic acid, citric acid and potassium bitartrate) for hormone-free birth control and prevention of chlamydia. For more information, please visit www.evofem.com.

Amphora® is a registered trademark and Multipurpose Vaginal pH Regulator (MVP-R™) is a trademark of Evofem Biosciences, Inc.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the quarterly use of cash, the anticipated results of the Phase 2b clinical trial of Amphora to prevent urogenital acquisition of Chlamydia trachomatis and Neisseria gonorrhea in women, and any expected completion date or general timing for this clinical trial, the potential FDA approval of Amphora, and the potential commercial launch of Amphora. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of Evofem Biosciences' assets and business are disclosed in the risk factors contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. Evofem Biosciences does not undertake any duty to update any forward-looking statement except as required by law.

Investor Contact
Amy Raskopf
Evofem Biosciences
araskopf@evofem.com
M: (917) 673-5775
Media Contact
Cara Miller
Evofem Biosciences, Inc.
cmiller@evofem.com
O: (858) 550-1900 x272

(Tables follow)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited) (In thousands)

	September 30, 2019	December 31, 2018
Cash and cash equivalents	$32,120	$1,330
Restricted cash	386	431
Short-term investments	3,715	—
Note payable	—	4,010
Total current liabilities	14,914	27,329
Total stockholders’ equity (deficit)	24,075	(23,356)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$5,663	$9,851	$18,798	$33,643
General and administrative	8,634	8,582	21,072	29,018
Total operating expenses	14,297	18,433	39,870	62,661
Loss from operations	(14,297)	(18,433)	(39,870)	(62,661)
Other income (expense):
Interest income	212	35	338	97
Other income (expense), net	287	(33)	266	(115)
Loss on issuance of warrants	—	—	—	(47,920)
Loss on issuance of Purchase Rights	—	—	(674)	—
Change in fair value of warrants	—	—	(7,755)	—
Change in fair value of Purchase Rights	—	—	(19,617)	—
Change in fair value of Series D 2X liquidation preference	—	—	—	(130)
Total other income (expense), net	499	2	(27,442)	(48,068)
Loss before income tax	(13,798)	(18,431)	(67,312)	(110,729)
Income tax expense	—	—	(4)	(2)
Net loss	(13,798)	(18,431)	(67,316)	(110,731)
Accretion of Series D redeemable convertible preferred stock dividends	—	—	—	(66)
Net loss attributable to common stockholders	$(13,798)	$(18,431)	$(67,316)	$(110,797)
Net loss per share attributable to common stockholders, basic and diluted	$(0.30)	$(0.71)	$(1.83)	$(5.38)
Weighted-average shares used to compute net loss attributable to common stockholders, basic and diluted	46,239,225	25,778,316	36,760,013	20,580,017

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